CCC Media Contact: Michelle Hellyar

Mhellyar@cccis.com | 773.791.3675

CCC Intelligent Solutions Appoints John Schweitzer

to Board of Directors

Experienced Tech Executive Adds Deep Data Platform and Go-to-Market Expertise to Further Accelerate CCC’s Platform and AI Strategy

CHICAGO – March 2, 2026 — CCC Intelligent Solutions Holdings Inc. (NASDAQ: CCC), a leading technology platform powering the insurance economy, today announced the appointment of John Schweitzer to its Board of Directors.

A seasoned enterprise technology executive, Mr. Schweitzer brings more than three decades of leadership experience scaling the modernization and adoption of data platforms, leading global revenue organizations, and building strategic partnerships across complex enterprise environments.

“We are excited to welcome John to our Board,” said Githesh Ramamurthy, Chairman and Chief Executive Officer of CCC Intelligent Solutions. “John has spent his career focused on helping organizations turn data platforms into decision engines, which in recent years has been focused on AI innovation. This work aligns closely with our strategy. His experience in building strong partner ecosystems adds another dimension of value, as we deepen our work to connect an industry navigating increasing complexity and change.”

Most recently, Mr. Schweitzer was Executive Vice President, Sales at Salesforce where he led global sales and go-to-market for the Informatica line of business. Before that, he was Chief Revenue Officer at Informatica, a leading data management and AI orchestration company. He led global sales and go-to-market strategy, working closely with customers and partners to expand adoption of enterprise data platforms that support AI adoption. Informatica was acquired by Salesforce in November 2025.

Previously, Mr. Schweitzer served as Chief Revenue Officer at Software AG, where he helped strengthen enterprise platform offerings and go-to-market execution. Earlier in his career, he held senior leadership roles at Workday, SAP, and Oracle. At SAP, he led global analytics sales, including the North American launch of SAP HANA, a significant innovation in data and analytics platform capabilities.

“CCC has built a highly differentiated platform that plays a critical role in how the insurance ecosystem operates,” said Schweitzer. “I look forward to supporting the company as it continues to expand its platform, strengthen its ecosystem, and advance AI-driven innovation - areas where CCC is uniquely positioned based on the progress it has made over the past decade.”

The addition of Mr. Schweitzer reflects CCC’s continued focus on aligning its Board with the company’s platform and AI strategy as it operates at increasing scale across the insurance economy.

For more information, visit www.cccis.com.

About CCC Intelligent Solutions

CCC Intelligent Solutions Inc. (CCC), a subsidiary of CCC Intelligent Solutions Holdings Inc. (NASDAQ: CCC), is a leading cloud platform provider for the multi-trillion-dollar insurance economy, creating intelligent experiences for insurers, repairers, automakers, parts suppliers, and more. The CCC

Intelligent Experience (IX) Cloud™ platform, powered by proven AI and an innovative event-based architecture, connects more than 35,000 businesses to power customized applications and platforms for optimal outcomes and personalized experiences that just work. Through purposeful innovation and the strength of its connections, CCC technologies empower the people and industries relied upon to keep lives moving forward when it matters most.

FAQs

Who joined the CCC Board of Directors?
John Schweitzer, former Executive Vice President, Sales at Salesforce and former Chief Revenue Officer of Informatica.

Why was he appointed?
For his experience driving adoption of data platforms, leading global go-to-market organizations, and building strategic partnerships that support enterprise platforms operating at scale.

What experience does he bring?
More than 30 years of enterprise technology leadership, including scaling data platforms, strengthening ecosystem partnerships, and supporting AI adoption across large organizations.

How does this support CCC’s strategy?
Mr. Schweitzer’s experience aligns with CCC’s platform-led approach, supporting ecosystem expansion and accelerating AI innovation as the company continues to operate and lead at scale.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding future use and performance of CCC’s digital solutions. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, competition, including technological advances and new products marketed by competitors; changes to applicable laws and regulations; and other risks and uncertainties, including those included under the header “Risk Factors” in CCC’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed February 24, 2026, which can be obtained, without charge, at the SEC’s website (www.sec.gov). The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.